Exhibit 99.(d)(17)

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

600 WEST BROADWAY, 30TH FLOOR

SAN DIEGO, CALIFORNIA 92101

May 28, 2009

Nicholas-Applegate Capital Management, LLC

600 West Broadway, 29th Floor

San Diego, California 92101

RE:  Amendment to Investment Advisory Agreement

Ladies and Gentlemen:

This will confirm our agreement that Schedule A to the Investment Advisory Agreement between us dated January 31, 2001 is hereby amended.  The full list of Funds covered by the Agreement and the annual advisory fee with respect to each such Fund shall be as set forth on Exhibit A hereto.

In all other respects, the Investment Advisory Agreement will remain in full force and effect.  Please sign this letter below to confirm your agreement with this amendment.

Sincerely,

/s/
Deborah A. Wussow
Treasurer

AGREED:
Nicholas-Applegate Capital Management, LLC

By:	/s/
Charles H. Field, Jr.
General Counsel

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

between

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

and

NICHOLAS-APPLEGATE CAPITAL MANAGEMENT

MAY 28, 2009

FUND	INVESTMENT ADVISORY FEE (As a percentage of average daily net assets)
U.S. Ultra Micro Cap	1.50
U.S. Micro Cap	1.00
U.S. Emerging Growth	0.75
U.S. Small to Mid Cap Growth	0.50
U.S. Systematic Large Cap Growth	0.45
U.S. Convertible	0.55
Global Select	0.65
International Growth	0.85
International Growth Opportunities	0.70
Emerging Markets	0.90
International Systematic	0.50
U.S. High Yield Bond	0.40